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                                                                    EXHIBIT (12)



               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                                               Twelve
                                                                            Months Ended
                                                                           March 31, 2001
                                                                        ---------------------
Income before provision for income taxes and fixed charges (Note A)          $60,835,218

Fixed charges:
Interest on first mortgage bonds                                             $17,265,259
Amortization of debt discount and expense less premium                         1,042,068
Interest on short-term debt                                                    2,105,260
Interest on notes payable                                                      8,043,981
Other interest                                                                   801,409
Rental expense representative of an interest factor (Note B)                      24,177
                                                                             -----------
Total fixed charges                                                           29,282,154

Ratio of income before provision for incomes taxes to net income                   1.345x
                                                                             -----------
Ratio of earnings to fixed charges                                                  2.08x
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NOTE A:  For the purpose of determining earnings in the calculation of the ratio, net income has been increased by the provision for income taxes, non-operating income taxes and by the sum of fixed charges as shown above.

NOTE B:  One-third of rental expense (which approximates the interest factor).